Exhibit 99.1

American Water Appoints New Independent Member to the
Board of Directors

CAMDEN, N.J., JUNE 9, 2025 – American Water Works Company, Inc. (NYSE: AWK) announced today that Raffiq Nathoo has been appointed as an independent member of the company's board of directors, effective today.

"American Water is pleased to have Raffiq join our board of directors," said Karl Kurz, Board Chair of American Water. "Bringing more than 30 years of experience in the international financial and capital markets, including leadership in the energy, power and utilities sectors, Raffiq will further strengthen our board, and we look forward to working with him."

“We are honored to have Raffiq become part of American Water's board," said John Griffith, President and CEO of American Water. "His deep expertise in utility sector finance will bring great value to the board and our company.”

Nathoo has served as a Managing Partner of TX3 Sage Rock, a private investment management firm, since August 2019. His professional experience in investment banking and private and public equity businesses, includes work with New Mountain Capital, where he served as an Executive-in-Residence from 2015 to 2017, and with Blackstone from 1991 to 2014, where he was a Senior Managing Director for 14 years and led the firm’s advisory practice globally in the energy, power and utilities sectors.

He currently serves on the Board of Directors of Cabot Corporation (NYSE: CBT), a specialty chemicals and performance materials company, where he is a member of the Audit Committee.

Nathoo earned an MBA from Harvard University and a Bachelor of Arts degree in Government from Dartmouth College.

American Water’s board of directors now consists of nine members.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

AWK-IR

Investor Contact:
Aaron Musgrave
Vice President, Investor Relations
(856) 955-4029
aaron.musgrave@amwater.com

Media Contact:
Maureen Duffy
Executive Vice President, Communications and External Affairs
(856) 955-4163
maureen.duffy@amwater.com

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